Exhibit 4.7

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) dated as of April 24, 2012, is among PACIFIC DRILLING (GIBRALTAR) LIMITED, a Gibraltar company (“PDGL”), and Standard Chartered Bank. (“SCB”).

W I T N E S S E T H

WHEREAS, PDGL and SCB are parties to that certain Assignment of Cash Collateral Account dated as of December 6, 2011, (as amended, modified or supplemented, the “Cash Collateral Agreement”), pursuant to which PDGL pledged and granted to SCB a security interest in all of its right, title and interest in, to and under the Collateral (as defined therein) as security for the Obligations (as defined therein).

WHEREAS, concurrently with the effectiveness of this Termination Agreement, PACIFIC SCIROCCO LTD., a Liberian corporation (“PSL”), PACIFIC DRILLING LIMITED, a Liberian corporation (“PDL”) and PDGL, as U.S. Account Parties and Borrowers, PACIFIC DRILLING S.A., a company incorporated under the laws of Luxembourg (“PDSA”), as Guarantor, the Lenders Party thereto, and Citibank, N.A., as issuing bank (the ’         g         and, together with such other institution as may hereafter accede thereto as an “Issuing Bank”, collectively, the “Issuing Banks”) and Citibank, N.A. as Administrative Agent and Arranger, will enter into that certain Letter of Credit Facility and Guaranty Agreement (the “Facility Agreement”), pursuant to which Citibank as issuing Bank shall issue a letter of credit in favor of SCB.

WHEREAS, PDGL and SCB wish to terminate the Cash Collateral Agreement and release all Collateral (as defined therein), all on the terms set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Interpretation. In this Agreement, the following expressions shall have the following meanings:

“Effective Time” means such time and date as the following two conditions have been met: (i) the “Initial Extension of Credit” under and as defined in, the Facility Agreement shall have occurred and (ii) a letter of credit in form and substance satisfactory to SCB shall have been issued by Citibank, N.A. under the Facility Agreement in favor of SCB.

Capitalized terms used, but not defined in this Agreement, shall have the respective meanings assigned to them (whether by reference to another document or otherwise) in the Cash Collateral Agreement.

2. Termination. Notwithstanding anything to the contrary contained in Section 10 of the Cash collateral Agreement, each of the parties hereto agrees that effective as of the Effective Time, the Cash Collateral Agreement will terminate and the parties thereto will have no further rights or obligations thereunder, except for any such rights or obligations that expressly, by their terms, survive such termination.

Termination Agreement - PACIFIC SCIROCCO SCB

3. Termination of Security Interest and Release of Collateral. Effective as of the Effective Time, SCB hereby discharges and terminates, cancels and re-assigns to PDGL its security interest, liens and assignments in, and releases (without further action and without recourse, representation and warranty), whether express or implied, any lien upon all right, title and interest of SCB in, to and under the Cash Collateral Agreement. Effective as of the Effective Time, SCB shall immediately release any Collateral (as defined in the Cash Collateral Agreement) and return it to PDGL.

4. Further Assurances. Each of the parties hereby agrees that, subject to the terms and conditions of this Agreement, it will from time to time at the reasonable request of the other party hereto promptly do all such things and execute, acknowledge, deliver, file and register all such documents, instruments, agreements, releases, certificates, consents and assurances as such party may reasonably consider necessary or desirable in order to give full effect to this Agreement or to perfect the release intended to be effected by this Agreement.

5. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. WAIVER OF JURY TRIAL. AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE COMPANY AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THE COMPANY AND THE BANK MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR THE BANK.

*         Signature Pages Follow         *

Termination Agreement - PACIFIC SCIROCCO SCB

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement on the date first above written.

PACIFIC DRILLING (GIBRALTAR) LIMITED

By:	/s/ CHRISTIAN J. BECKETT

Name: CHRISTIAN J. BECKETT
Title: DIRECTOR

STANDARD CHARTERED BANK

By:	/s/ JACK IWSINGA

Name: JACK IWSINGA
Title: DIRECTOR

By:	/s/ ANDREW Y. NG

Name: ANDREW Y. NG
Title: DIRECTOR STANDARD CHARTERED BANK NY

Termination Agreement - PACIFIC SCIROCCO SCB

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